Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the Third Quarter 2010

LOS ANGELES--(BUSINESS WIRE)--November 11, 2010--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today reported financial results for the third quarter ending October 3, 2010.

Highlights for the third quarter of 2010 relative to the third quarter of 2009 were as follows:

  Total revenues decreased 0.2% to $164.5 million
  Full service comparable restaurant sales increased 0.7%
  Non-GAAP net income of $5.7 million, or $0.23 per diluted share, excluding the effects of the non-cash impairment write-down of 10 full service restaurants, the proposed settlement of a class-action lawsuit, store closure costs and the related tax benefits (please refer to the reconciliation table).
  Net loss of $7.5 million, or negative $0.31 per diluted share, including the effects of the non-cash impairment write-down of 10 full service restaurants, the proposed settlement of a class-action lawsuit, store closure costs and the related tax benefits.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, stated, “Excluding the charges for impairment, legal settlement and store closures, we delivered a strong financial performance for our shareholders for the quarter, exceeding the top-end of our earnings guidance range by $0.04 per share. With our successfully executed Thank You Card Program, full service comparable restaurant sales were positive for the first time in more than two years. We also managed our labor, direct operating and occupancy costs which allowed us to drive non-GAAP net income compared to the prior year quarter.”

Rosenfield and Flax continued, “Looking ahead, we plan to drive traffic and comparable sales through menu innovation and by providing an exceptional dining experience for our guests. We are implementing strategies to further control expenses and identifying leverage opportunities to strengthen our full service platform. This in turn will drive growth in the key ancillary channels of franchise expansion and branded grocery products. We are focused on enhancing our brand equity and maximizing shareholder value by improving our free cash flow and return on invested capital both inside and outside the restaurants’ four walls.”

Average weekly sales for the Company’s 199 full service restaurants were $61,161 in the third quarter of 2010 compared to $60,945 in the same quarter last year.

During the third quarter, the Company opened full-service restaurants in Jacksonville, FL; Newark, DE; Northbrook, IL; and San Antonio, Texas. International franchise partners opened a full-service restaurant in Seoul, South Korea, the Company’s fourth location in the country, and the first full-service restaurant in India, located in Mumbai. A domestic franchise partner also opened a new quick-serve restaurant on the University of Southern California campus.

The Company also outlined its financial guidance for the fourth quarter of 2010 based on the following estimates and assumptions:

  Full service comparable restaurant sales between negative 1% and 0%
  Opening three Company-owned full service restaurants
  Opening two international franchised full service restaurants
  Opening one Company-owned full service restaurant in Shanghai, China

Earnings are estimated in the range of negative $0.01 to $0.01 per diluted share which includes an estimated negative $0.06 per diluted share impact from a high fourth quarter effective tax rate. The prior year fourth quarter also included an $0.11 per diluted share increase from one extra operating week (14 week compared to 13 week quarter).

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. The average guest check is approximately $15.00. Of the chain’s 264 restaurants as of November 11, 2010, 208 are Company-owned and 56 operate under franchise or license agreements. CPK premium pizzas are available to sports and entertainment fans at three Southern California venues including Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Included in the Company’s portfolio of concepts is LA Food Show Grill & Bar, which has locations in Manhattan Beach and Beverly Hills, California. The Company also has a licensing arrangement with Nestle S.A. to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com.

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “guidance,” “forecast” and similar words.

This release includes measures that are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. This includes non-GAAP earnings per diluted share or other information. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	13 Weeks Ended		39 Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Statement of Income:

Revenues:
Restaurant sales	$161,295	$161,156	$475,990	$487,860
Royalties from licensing agreement	1,760	2,501	4,230	5,425
Domestic franchise revenues	839	714	2,323	2,039
International franchise revenues	649	468	1,745	1,515
Total revenues	164,543	164,839	484,288	496,839

Costs and expenses:
Food, beverage and paper supplies	38,143	37,009	111,573	115,094
Labor	60,472	60,929	179,151	184,608
Direct operating and occupancy	35,402	35,819	107,089	106,633
Cost of sales	134,017	133,757	397,813	406,335

General and administrative	12,006	12,199	38,029	37,746
Pre-opening costs	1,377	243	2,279	1,944

Operating income before depreciation and amortization, loss on impairment of property and equipment, store closure costs and litigation and settlement costs (1)	17,143	18,640	46,167	50,814

Depreciation and amortization	9,370	10,032	28,012	28,607
Loss on impairment of property and equipment	18,701	28	18,701	119
Store closure costs	592	185	1,058	185
Litigation and settlement costs	5,736	418	6,505	979
Total costs and expenses	181,799	156,862	492,397	475,915

Operating income (loss)	(17,256)	7,977	(8,109)	20,924

Interest income (expense), net	8	(166)	(22)	(663)

Income (loss) before income tax provision (benefit)	(17,248)	7,811	(8,131)	20,261
Income tax provision (benefit)	(9,710)	2,020	(7,285)	5,780
Net income (loss)	$(7,538)	$5,791	$(846)	$14,481

Net income (loss) per common share:
Basic	$(0.31)	$0.24	$(0.03)	$0.60
Diluted	$(0.31)	$0.24	$(0.03)	$0.60

Shares used in computing net income (loss) per common share (in thousands):

Basic	24,578	24,123	24,453	24,029
Diluted (2)	24,578	24,286	24,453	24,098

Operating Data:
Locations open at end of period	263	255	263	255
Company-owned full service restaurants open at end of period	199	197	199	197
Average weekly company-owned full service restaurant sales	$61,161	$60,945	$59,973	$62,141
18-month comparable company-owned full service restaurant sales increase (decrease)	0.7%	-8.0%	-2.6%	-6.9%

(1)

This is a non-GAAP measure and is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies. We believe this measure provides additional information to facilitate the comparison of our past and present financial results and provides an additional means for investors to evaluate business performance. However, use of this measure should not be construed as an indication that our future results will be unaffected by excluded items.

(2)	For the 13 and 39 weeks ended October 3, 2010, stock options have been excluded from the shares used in the computation of net loss per diluted share because of their antidilutive effect.

	13 Weeks Ended		39 Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Statement of Income Percentages (1):

Revenues:
Restaurant sales	98.0%	97.8%	98.3%	98.2%
Royalties from licensing agreement	1.1%	1.5%	0.9%	1.1%
Domestic franchise revenues	0.5%	0.4%	0.5%	0.4%
International franchise revenues	0.4%	0.3%	0.3%	0.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	23.6%	23.0%	23.5%	23.6%
Labor	37.5%	37.8%	37.6%	37.8%
Direct operating and occupancy	22.0%	22.2%	22.5%	21.9%
Cost of sales	83.1%	83.0%	83.6%	83.3%

General and administrative	7.3%	7.4%	7.9%	7.6%
Pre-opening costs	0.8%	0.1%	0.5%	0.4%

Operating income before depreciation and amortization, impairment of property and equipment, store closure costs and litigation and settlement costs	10.4%	11.3%	9.5%	10.2%

Depreciation and amortization	5.7%	6.1%	5.8%	5.8%
Loss on impairment of property and equipment	11.4%	0.0%	3.9%	0.0%
Store closure costs	0.4%	0.1%	0.2%	0.0%
Litigation and settlement costs	3.5%	0.3%	1.3%	0.2%
Total costs and expenses	110.5%	95.2%	101.7%	95.8%

Operating income (loss)	-10.5%	4.8%	-1.7%	4.2%

Other expense:
Interest income (expense), net	0.0%	-0.1%	0.0%	-0.1%

Income (loss) before income tax provision (benefit)	-10.5%	4.7%	-1.7%	4.1%
Income tax provision (benefit)	-5.9%	1.2%	-1.5%	1.2%
Net income (loss)	-4.6%	3.5%	-0.2%	2.9%

(1)	Percentages are expressed as a percentage of total revenue except for cost of sales which is expressed as a percentage of restaurant sales.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	October 3,	January 3,
	2010	2010

Cash and cash equivalents	$4,842	$21,424
Total assets	327,856	350,258
Total debt	-	22,300
Stockholders' equity	193,197	189,250

California Pizza Kitchen, Inc.
Units Summary

	Total Units at			Total Units at
Third Quarter 2010	July 4, 2010	Opened	Closed	October 3, 2010
Company-owned full service domestic	196	4	1	199
Company-owned ASAP domestic	6	-	-	6
Company-owned LA Food Show	2	-	-	2
Franchised domestic	20	-	-	20
Franchised international	29	2	1	30
Campus, sports & entertainment venues (seasonal)	5	1	-	6
Total	258	7	2	263

The following reconciliation of net income (loss) to non-GAAP net income is provided to assist the reader with understanding the financial impact of the non-cash impairment charges, proposed legal settlement and related costs and store closure costs during the quarter and year (unaudited, in thousands, except per share data):

	13 Weeks Ended		39 Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Net income (loss) as reported	$(7,538)	$5,791	$(846)	$14,481
Impairment of property, plant and equipment	18,701	28	18,701	119
Store closure costs	592	185	1,058	185
Legal settlement and related costs	5,254	-	5,254	-
Net change to income tax provision	(11,320)	(102)	(11,320)	(102)
Net income excluding impairment charges, store closure costs and legal settlement and related costs	$5,689	$5,902	$12,847	$14,683

Basic net income (loss) per common share:
Net income (loss) as reported	$(0.31)	$0.24	$(0.03)	$0.60
Impairment of property, plant and equipment	0.76	-	0.76	-
Store closure costs	0.03	-	0.04	0.01
Legal settlement and related costs	0.21	-	0.21	-
Net change to income tax provision	(0.46)	-	(0.46)	-
Basic net income excluding impairment charges, store closure costs and legal settlement and related costs	$0.23	$0.24	$0.52	$0.61

Diluted net income (loss) per common share:
Net income (loss) as reported	$(0.31)	$0.24	$(0.03)	$0.60
Impairment of property, plant and equipment	0.75	-	0.75	-
Store closure costs	0.03	-	0.04	0.01
Legal settlement and related costs	0.21	-	0.21	-
Net change to income tax provision	(0.45)	-	(0.45)	-
Diluted net income excluding impairment charges, store closure costs and legal settlement and related costs	$0.23	$0.24	$0.52	$0.61

Basic	24,578	24,123	24,453	24,029
Diluted (1)	24,889	24,286	24,842	24,098

(1)	For the 13 and 39 weeks ended October 3, 2010, stock options have been included in the calculation of non-GAAP net income per diluted share because their effect is no longer antidilutive.

CONTACT:
California Pizza Kitchen, Inc.
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000